UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2 /AM-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRAFT COLLEGE INC (Name of small business issuer in its charter)

Utah (State or jurisdiction of incorporation or organization)	7812 (Primary Standard Industrial Classification Code Number)	20-4475522 (I.R.S. Employer Identification No.)

1950 Stemmons Freeway, Suite 5001, Dallas Texas, 75207 Phone: (866) 891-9672 Fax: (831) 851-9672 (Address and telephone number of principal executive offices)

Business Filings Incorporated 136 East South Temple, Suite 2100 Salt Lake City, UT 84111 (Name, address and telephone number of agent for service)

Copies to: Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475

Approximate date of proposed sale to the public: As soon as practical after the effective date of registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ____________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock (1)	0.25	$750,000	$80.25

(1) Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (Securities Act). Estimated for the sole purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Craft College Inc.

SALE OF COMMON STOCK

This prospectus relates to the sale of a minimum of 1,000,000 shares for $250,000 and a maximum of 3,000,000 shares for $750,000 of common stock of Craft College Inc., hereinafter referred to as "Craft College" at a price of $0.25 per share. All investors' funds will be held in an escrow account with Wells Fargo N.A., 299 South Main Street, Salt Lake City, UT 84111, in a segregated investor's account until the minimum offering is met. Our President and Chief Financial Officer will sell the common stock to investors inside and or outside the United States. For purposes of this offering, our President and Chief Financial Officer may be deemed to be an underwriter of this offering. She is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 "the Exchange Act". She will receive no selling commissions or other remuneration in conjunction with this offering of the shares on behalf of Craft College. If the entire 3 million shares of common stock are sold, we will receive gross proceeds of $750,000 before expenses of approximately $15,000. We will offer shares pursuant to this prospectus for 180 days from the date it is declared effective by the Securities and Exchange Commission . If we do not receive the minimum amount of $250,000 within 180 days from the effective date, all funds will be returned to investors promptly without deduction. No assurance can be given that we will be able to sell any shares.

Our common stock is not currently traded on any exchange or quotation system.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

	Price to the Public	Expenses	Proceeds to us

Per Share - minimum	$0.25	$0.015	$0.235
Per Share - maximum	$0.25	$0.005	$0.245
Minimum	$250,000	$15,000	$235,000
Maximum	$750,000	$15,000	$735,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________, 2006.

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

ITEM 3 PROSPECTUS SUMMARY AND RISK FACTORS

This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors." All dollar amounts refer to United States dollars unless otherwise noted.

Business Summary

Craft College Inc. ("CRAFT COLLEGE") is a Utah company incorporated on February 23, 2006 as a wholly owned subsidiary of American Media Systems Co. ("AMS"). AMS is our predecessor and the historical financial information in this prospectus includes AMS' DVD business. On May 31, 2006 AMS sold all its shares of Craft College Inc, representing all issued and outstanding shares in the company. As a consequence of this sale we became an independent company. Our registered office is located at 136 East South Temple, Suite 2100 Salt Lake City, UT 84111 and we maintain a corporate office at 1950 Stemmons Freeway, Suite 5001, Dallas Texas, 75207 and our operations office is at 7231-120th Street, Suite 208, Delta, British Columbia . Our telephone number is 1-866-891-9672 and our websites are www.craftcollege.com and www.go-fly-fishing.com.

We are a development stage company that writes, pre- produces and markets instructional DVDs for the hobby and craft market. In pre-production, the DVD is designed, planned, and story boarded (a story board provides a visual layout of events as they are to be seen through the camera lens). The complete production schedule will also be drawn up at this stage. The production sets, wardrobe, makeup, music, and sound will be determined and the crew will be commissioned. The first series, titled Craft College, instructs viewers on craft making. We have completed two subjects and are presently producing a third. Each series is comprised of three separate levels of expertise - beginner, intermediate and advanced for a total of six DVD titles. We expect our third subject, Card Making to be completed within the next ten weeks. The Craft College series is currently being sold through the Internet at www.craftcollege.com our website for the series.

The second series, titled Mentor Media, instructs viewers on fly-fishing and fly tying techniques and currently includes 6 titles. The series is distributed through the Internet at www.go-fly-fishing.com, our website for the series.

AMS marketed our products from December of 2004 until the sale of the Company on May 31, 2006. In that period they established initial distribution channels for our products but only limited sales were achieved. Currently a small number of retailers including Royal Publications, Anglers Book Supply and Knit and Stitch are selling our DVDs. Both series are also being marketed and sold through third party Internet sites like Ebay. To date we have had limited revenues, have achieved losses since inception, and have been issued a going concern opinion from our auditors.

Offering Summary

We are offering a minimum of one million shares and a maximum of three million shares of our common stock as summarized below. All funds received from this offering will be placed in a non-interest bearing escrow account held with Wells Fargo Bank N.A. 299 S Main Street, Salt Lake City, UT 84111. Funds will only be released to us when a minimum of $250,000 has been raised. All funds will be returned to investors promptly without deductions if we do not raise $250,000 within 180 days from the date this prospectus is declared effective.

Common stock offered by us		3,000,000 shares
Common stock outstanding before the offering		5,750,000 shares
Offering price		$0.25 per share
	Minimum sold	Maximum sold
Common stock outstanding after the offering	6,750,000	8,750,000
Use of proceeds	Approximately $235,000 after expenses to market and increase distribution channels for our DVDs, and for rent and general working capital purposes.	Approximately $735,000 after expenses to market and increase distribution of our DVDs, and, and for rent and general working capital purposes.

Summary Historical Financial Information

The following table sets forth our summary historical financial information derived from our un audited financial statements for the period ended June 30 , 2006. Such summary financial information may not be indicative of our future performance as an independent company. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included herein.

Summary of Financial Data

	Six months ended June 30, 2006	Year ended December 31, 2005

Revenues	$ 4,105	$ 7,149

Gross profit	$ 2,648	$ 4,434

Operating Expenses	$ 13,599	$ 56,934

Earnings (Loss)	($ 10,951)	($ 52,500)

Earnings (Loss) Per Share	($0.02)	-

	As at June 30, 2006	As at December 31, 2005

Total Assets	$ 115,182	$ 12,882

Working Capital (Deficit)	$ 100.908	($ 9,931)

Stockholder's Equity	$ 108,706	($ 1,714)

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern. Our audited financial statements for the period ended December 31, 2004, 2005 and February 28, 2006 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

Our predecessor marketed our instructional DVDs unsuccessfully for 18 months. We have a limited history of operations and unless we are able to successfully establish distribution channels, our business and operating results will suffer resulting in the complete failure of our business. We have only recently begun the activities described herein and there is no certainty that we will be successful in developing distribution channels for our DVDs. To date, we have limited sales and even if revenues meet levels we anticipate, we could sustain losses, and our business and the price of our common stock may be harmed. See notes accompanying financial statements for information on our history of losses and anticipation of continued losses.

To date we have generated limited revenues from operations and we will have additional capital requirements to continue our operations but they might not be available to us on favorable terms or at all, and if unavailable our ability to run our business will be impaired. As of June 30 , 2006 we had working capital of $100,910 . As a result, it will be difficult to expand our operations and unless we are able to do so we will be dependent upon future financings to sustain and grow our business. If we are unable to generate sufficient revenues to cover operating expenses or raise additional funds, we will unlikely establish or maintain our business operations. We currently have no other plans or arrangements to raise capital for our business.

The financial statements presented in this prospectus might not be a true reflection of the results we would have achieved as a stand-alone company. This may result in materially different results in the future than indicated by these financial statements. Management made assumptions and allocation of expenses when preparing the historical financial statements. Had we operated as an independent company since inception of American Media Systems Co., our predecessor, it is likely that expenses and losses would have been greater than those presented in the financial statements. This may compromise our forecast on the cost to run the business resulting in need for additional financing.

Our management has no experience in selling instructional DVDs. This lack of experience may result in sales significantly different from those projected. Our management has made projections and estimates based on their understanding of the business. They have no experience in selling instructional DVDs and their lack of experience may lead to substantially lower revenues than projected.

The quality of our DVD is vital to the success of our company. Our management does not have experience in production of instructional DVDs and will outsource production to third party consultants. Our management will rely on third party consultants for the production of future DVDs. Loss of their services would adversely affect our business and our ability to maintain our operations. We have not entered into any employment or non-competition agreements with these individuals and do not plan to in the future. Our success will depend on our ability to attract and retain qualified personnel. If we cannot attract and retain the necessary individuals our operating results will suffer. Relying on consultants may lead to greater variance in quality, longer time to completion, or higher costs of production. Any of these factors may result in lower sales and lead to the failure of our business.

Our officer spends only a portion of her time on our business. Ms. Castillo devotes approximately 50% of her time to the business of the company. She also has business interests and may establish future business interests that are similar to ours but do not involve us. A conflict of interest may arise between the best interests of our company and her best interest. In such a situation where a conflict of interest exists any decision by Ms. Castillo, which furthers the best interests of her other business interests, may be harmful to our business.

If we lose the services of our President and director, Patricia Castillo or our Director, Dario Passadore we will be left without management. Ms. Castillo and Mr. Passadore have experience in product marketing and in particular retail marketing through major retailers. The loss of either of their services and knowledge of marketing will likely result in the failure of our business.

Neither Mr. Passadore nor Ms. Castillo has experience in financial accounting. They have no prior public company experience and they have limited experience in financial accounting. They will have to devote considerable time to the preparation of Exchange Act reporting documents and their lack of experience may result in errors. There can be no assurance that errors made will not reduce the value of your investment.

Costs associated with our business are not fixed and might increase, creating uncertainty about our ability to meet our plan of operations. Other than our agreement with Brand Specialists and Memories Complete we have not established contracts with our consultants or other third party suppliers we rely on to complete and sell the DVDs. The lack of contracts could result in an increase in what we pay these individuals for their services. An increase in the production costs will reduce our margins and might make the production of our DVDs uneconomical leading to the failure of our business.

We are in development stage and have conducted limited market research on the viability of our products. There is no guarantee that we will be able to sell enough of our products to generate a profit and failure to become profitable will result in the failure of our business. The market for our products is limited in scope and there is no assurance that our products will generate market acceptance and result in sales. We have developed the products after limited market research and there is no assurance that we will be able to respond to the rapidly evolving market associated with retail sales. The inability to sell our products will result in the failure of our business.

Our products may infringe on other patented, trademarked or copyrighted products. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage. We cannot be certain that our instructional DVDs do not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. In addition, since we rely on third parties to help us develop and support our products, we cannot ensure that litigation will not arise from disputes involving these third parties. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters or materially disrupt the conduct of our business.

We do not carry product liability insurance and any claims arising out of the use of our products may result in judgments that we will be unable to satisfy. We have not purchased product liability insurance for our DVDs and do not intend to in the future. Any personal injury resulting from the use of our DVDs may result in litigation and subsequent monetary judgments against the company that we may not be able to satisfy.

Our success depends on our ability to develop, maintain and increase our sales distribution channels. The inability to establish additional retail distribution channels and increase sales through existing channels, may severely limit our growth prospects. Our business success is completely dependent on our ability to develop, maintain and expand our retail distribution channels. Revenues derived there from represent vital funds for our continued operations. The loss or damage of any of our business relationships and or revenues derived there from may result in the inability to market and produce our DVDs.

We are relying on third party agents to assist us in establishing distribution channels for our DVDs. Our agreements with Brand Specialists and Memories Complete are the only contracts we have with third party agents. These relationships have not led to any additional distribution agreements or sales. To date our third party agents, Brand Specialists and Memories Complete, have been unsuccessful in securing a distribution channel for our products. We will seek to enter into additional relationships with other agents however, there can be no assurance that we will be successful or that our current agents will be successful in establishing sales distribution channels. If we are unable to secure sales, enter into additional agent agreements or our current agents decide to cease representing us our business will suffer.

We face intense competition in the market from larger more established companies that offer a wider array of products. These competitors will make it difficult for us to offer competing products and grow our business. Companies that are larger, better funded, and have longer operating histories dominate our industry. These companies may develop superior products and services that achieve greater market acceptance than ours. They also have established relationships with retailers that may make it difficult to place and sell our products. Our limited experience, resources, and relationships will make it difficult for us to develop products that can compete with any superior product. It will also limit our ability to establish distribution channels for our products and create the sales and revenue needed to grow our business.

Our shares are not currently traded on any stock market and there is no assurance that shares distributed pursuant to this prospectus can be resold and if resold at a price that reflects our earnings, book value, or any other recognized criteria of value. At the present time there is no public market for our Common shares and we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. After the distribution, we will endeavor to have our shares listed for trading on the Bulletin Board operated by the National Association of Securities Dealers but we cannot give any assurance that we will be successful in our endeavor and it is possible that our shares will never trade.

There are legal restrictions on the resale of the common shares offered herein, including Penny Stock Regulations under the U.S. Federal Securities Laws. These restrictions may adversely affect the ability of investors to resell their shares. Our Articles do not restrict the sale or transfer of the securities offered hereby however such sale or transfer must be made in full compliance with applicable state and federal securities laws. Our securities are subject to the penny stock rules, which apply generally to equity securities with a price of less than $5.00 per share, other than securities registered on certain national exchanges or quoted on the NASDAQ system. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers willing to engage in the trading of our shares. This results in reduced liquidity and an increase in the spread between the bid and ask price. Investors should be aware that the level of trading activity on the secondary market can be very illiquid and investors may find it expensive and difficult to sell their shares.

Our President will be offering for sale the shares contemplated in this prospectus. She has no experience in selling or offering shares for sale, which may negatively effect our ability to complete the offering. We are offering up to 3,000,000 shares of common stock for sale at $0.25 per share. Our President is not a registered broker-dealer and she will sell the common stock on behalf of the company. Her lack of experience may result in the inability to sell shares and raise funds, the failure of which will result in the inability to expand our business.

Our President owns 87% of the shares in the company, allowing her to control the company's future direction. If we sell 1,000,000 shares and raise $250,000, the minimum under this prospectus our President will control all matters subject to stockholder's vote. If we sell 3,000,000 shares and raise $750,000, the maximum under this prospectus she is in a position to influence all matters subject to stockholder vote. See "Security Ownership of Certain Beneficial Owners and Management."

You will suffer immediate and substantial dilution. On June 30 , 2006 the book value per share was $0.02 and the public offering price is set at $0.25 per share. As a consequence new investors will experience an immediate dilution of $0.15 per share if we raise the maximum and $0.20 if we raise the minimum.

ITEM 4 USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by us will be between $250,000 and $750,000 based on a public offering price of $0.25 per share. The table below outlines our intended use of proceeds during the twelve-month period following this offering for $250,000 and $750,000 raised:

$250,000 raised	$750,000 raised

1) To complete two DVD in the Craft College series.	1) To complete the Craft College series of DVDs

2) To pay office rent.	2) To pay office rent.

3) To pay for legal, audit and filing fees.	3) To pay for legal and auditing fees

4) To continue our efforts to secure distribution channels through third party agents.	4) To continue our efforts to secure distribution channels through third party agents

5) To commence a marketing campaign.	5) To commence a marketing campaign.

6.) Salaries for officers/consultants/actors	6.) Salaries for officers / consultants / actors

	Maximum Offering Amount	Minimum Offering Amount
Total Proceeds	$750,000	$250,000
Expenses of Offering	$15,000	$15,000

Net Proceeds from Offering	$735,000	$235,000

Use of Net Proceeds	$ 750,000	$ 500,000	$ 250,000
	raised	raised	raised

Audit	4,000	4,000	4,000
Legal	4,000	4,000	4,000
SEC filing requirements	2,000	2,000	2,000
DVD production	45,000	45,000	30,000
Consulting to CEO	30,000	30,000	30,000
Consulting to CFO	30,000	30,000	30,000
Marketing material	60,000	30,000	15,000
Marketing strategy/consultant	45,000	25,000	25,000
Search advertising	40,000	18,000	6,000
Direct mail	105,000	70,000	10,500
Advertising	126,720	95,040	31,680
Web site upgrade	25,000	25,000	25,000
Travel/trade shows	45,000	45,000	15,000
Working capital	173,280	61,960	6,820

	$ 735,000	$ 485,000	$ 235,000

Total offering expenses are $15,000. Of the $15,000, the amounts to be paid from the proceeds for expenses of the offering are: $ 4,000 for legal fees; $1,500 for trust account; $1,000 for printing our prospectus; $4,000 for audit fees; $1,500 for our transfer agent whom we will engage upon the completion of this offering; $2,000 for administration fees; and $1,000 for filing fee. No funds contemplated in this offering will be used to reimburse any officer, director, or stockholder for services already rendered, assets previously transferred, or monies loaned or advanced.

If we cannot succeed in implementing our strategy, then our prospects for growth are substantially undermined and without additional capitalization our capacity to survive as a going concern is unlikely.

ITEM 5 DETERMINATION OF OFFERING PRICE

We determined the initial public offering price of the shares at $0.25 per share. We considered several factors in such determination, including the following:

Our ability to raise funds under this offering;

Our limited history of operations;

Prospects for the industry in which we compete;

Our existing capital structure;

Our ability to raise funds in the future

The public offering price of the shares does not bear any relationship to established valuation criteria and is not indicative of prices that may prevail in the future. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price higher than the offering price in this offering.

ITEM 6 DILUTION

Our book value as of June 30 , 2006, was $0.02 per share. Giving effect to the sale of 3,000,000 shares of common stock offered hereby and after deducting estimated offering expenses payable by us, the pro forma book value at June 30, 2006 would have been approximately $843,707 or $0.10 per share. This amount represents an immediate dilution to new investors of $0.15 per share. If we sell only 1,000,000 shares the pro forma book value at June 30, 2006 would have been approximately $358,706 or $0.05 per share. This amount represents an immediate dilution to new investors of $0.20 per share.

The following table illustrates this dilution per share:

Public offering price per share		$0.25

Book value per share June 30 , 2006		$0.02

	Minimum sold	Maximum sold

Book value per share after offering	$0.05	$0.10

Increase per share to existing stockholders	$0.03	$0.08

Dilution per share to new investors	$0.20	$0.15

ITEM 7 SELLING SECURITY HOLDERS

N/A

ITEM 8 PLAN OF DISTRIBUTION

We are offering up to 3,000,000 shares of our common stock at $0.25 per share. The common stock will be sold by our President and Chief Financial Officer to investors located both inside and outside the United States. Our shares will be sold on a "best efforts" basis with a minimum amount of 1,000,000 shares of common stock that we must sell in order to accept funds. No commissions are being paid in connection with the offering. All expenses of the registration statement are estimated to be $15,000 including but not limited to, legal, accounting, printing and mailing fees and will be paid by us.

Our President and Chief Financial Officer is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 the "Exchange Act". Rule 3a4-1 sets forth those conditions under which a person(s) associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our President and Chief Financial Officer is not statutorily disqualified, and is not being compensated. She is and will continue to be our officer at the end of the offering and has not been during the last twelve months and is not currently a broker/dealer or associated with a broker/dealer. She has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. She will receive no selling commissions or other remuneration in conjunction with the offering of the shares on our behalf.

Funds from this offering will be placed in the trust account of Wells Fargo N.A., 299 S Main ST, Salt Lake City, UT 84111. Their telephone number is 801-246-5299. They will hold the funds in trust until we receive at least $250,000 in subscription monies, at which time they will deliver those funds to us. If we do not receive the minimum amount of $250,000 within 180 days of the effective date of our registration statement, all funds received will be returned without a deduction. You will only receive a refund of your subscription if we do not raise a minimum $250,000 within the 180 -day period referred to above. In order to release the funds contemplated under this prospectus Wells Fargo N.A., must confirm that all funds, including checks, money orders, or wire transfers have been cleared and all corresponding subscription agreements have been signed by the subscriber and approved by the company within 180 days from the date this prospectus is declared effective. In the event that Wells Fargo N.A. do not receive the minimum $250,000 and signed and approved subscription agreements within 180 days they are under instruction to return all funds to all individual investors without deductions. All funds will be held in a non-interest bearing account. There are no finders involved in our distribution.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities.

The application of the penny stock rules may affect your ability to resell your shares.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Offering Period and Expiration Date

This offering will start on the effective date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement and

2. deliver a check or US$ denominated funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to 'Wells Fargo in trust for Craft College Inc'.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Funds in Trust

Funds will be held in trust with Wells Fargo N.A., until we have received a minimum of $250,000 or the maximum of $750,000. Upon receipt of the minimum of $250,000 Wells Fargo N.A. will transfer all funds held to our corporate bank account. If they do not receive a minimum of $250,000 within 180 days of the effective date of this offering, all subscriptions received by them will be promptly returned to each investor without interest or deduction there from.

ITEM 9 LEGAL PROCEEDINGS.

We are not currently involved in any legal proceedings nor do we have knowledge of any threatened litigation.

ITEM 10 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors are elected for a term of one year at the company's annual meeting of shareholders and until his or her successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees. The name, age and position of the Company's director and executive officers are as follows:

Name	Age	Position

Patricia Castillo	39	President, Chief Financial Officer, and Director

Dario Passadore	36	Director

Term of Office

Mr. Passadore and Ms. Castillo have been directors of the company since June 2, 2006 and were elected for a term of one year.

Work Experience of officers and directors

Patricia Castillo

Ms. Castillo completed her Bachelor of Arts degree in communication from Universidad Anahuac in Mexico. A senior advertising professional with experience in developing and implementing advertising campaigns for global brands in Latin America, she specializes in integrated communications, strategic planning, channel marketing programs and B2B communications. From 1992-1997, she served as Account Supervisor with Leo Burnett, where she was project leader in charge of developing corporate communication strategies for Microsoft, Hewlett Packard and NEC. She founded port.com Advertising in 1997 and worked as General Manager / Owner until 1999. In 1999 she took the position of Group Account Director with McCann Erickson where she is responsible for developing and implementing integrated communication strategies. Accounts she manages include MSN, Nextel, Siemens Mobile, Seguros Mapfre Tepeyac, El Universal, American Airlines, Clearasil, and Lexmark.

Dario Passadore

Mr. Dario Passadore obtained his MBA from the University of Florida in 2001. Currently, Mr. Passadore holds the position of Marketing Director at Mosaic Sales Solutions, the largest field sales and marketing company in North America. At Mosaic, Mr. Passadore's responsibilities include business development and attracting customers to the company's retail services. Prior to joining Mosaic in 2005 he held the position of Director of Business Development for Sam's Club where he was in charge of new products and business development. From 2000 to 2005 he worked for Office Depot as Senior Marketing Manager. He currently serves on the Advisory Board of the Warrington College of Business (University of Florida).

ITEM 11 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this Registration Statement certain information with respect to the beneficial ownership of the Common Stock of the Company concerning stock ownership by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, (iv) and each person known by the Company to own beneficially more than five percent (5%) of the Common Stock. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Name and Address of Beneficial Owner of Shares	Number of Shares Before the Offering	Percentage of Ownership Before the Offering	Number of Shares After Offering	Percentage of Ownership After the Offering Assuming Minimum Sold	Percentage of Ownership After the Offering Assuming Maximum Sold

Patricia Castillo	5,000,000	87%	5,000,000	74%	57%
Dario Passadore	0	0%	0	0	0%

All Executive Officers and Directors as a Group	5,000,000	87%	5,000,000	74%	57%

Future Sales of Shares

If we sell the maximum under this offering, a total of 8,750,000 shares of common stock will be issued and outstanding. Of the 8,750,000 shares outstanding, 5,000,000 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Shares distributed in this prospectus will be immediately resalable without restriction of any kind.

ITEM 12 DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.00001 par value. As of June 30, 2006, there was 5,750,000 common shares outstanding. There are no provisions in the charter or by-laws that would delay, defer or prevent a change in control of the Company.

Rights and Liabilities of Common Stockholders

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors may from time to time determine.

Voting Rights

Each holder of the Company's common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but unissued common stock without future stockholder action.

Preemptive Rights

Holders of common stock are not entitled to preemptive rights.

Sinking Fund Provisions

No sinking fund provisions exist.

Further Liability For Calls

No shares of common stock are subject to further call or assessment by the issuer. We have not issued stock options as of the date of this Registration Statement.

ITEM 13 INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel has been hired on a contingent bases, will receive a direct or indirect interest in Craft College, or has acted as a promoter, underwriter, voting trustee, director, officer, or employee of Craft College.

ITEM 14 DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15 BUSINESS DEVELOPMENT

Craft College Inc., is a Utah company incorporated on February 23, 2006, as a wholly owned subsidiary of American Media Systems Co. (AMS). Our registered office is located at 136 East South Temple, Suite 2100 Salt Lake City, UT 84111 and our corporate head office is located at 1950 Stemmons Freeway, Suite 5001, Dallas Texas, 75207 and our operations office is at 7231-120th Street Suite 208, Delta, British Columbia . Our telephone and fax numbers are 1-(866) 891-9672 and 1-(831) 851-9672, respectively and our corporate websites are www.craftcollege.com and www.go-fly-fishing.com.

The business of Craft College was initially operated with limited success by our predecessor, American Media Systems Co. for eighteen months. All assets related to our operations were transferred to us by our predecessor in exchange for 100% of our common shares. These assets included two series of instructional DVDs, all inventories of finished DVDs, agency agreements with Brand Specialists and Memories Complete, and web sites associated with the two series. This transfer of assets was effected on February 23, 2006, the date of our incorporation.

During 2005 our predecessor established initial retail distribution channels for our products and online distribution channels through our web sites and other 3rd party sites like eBay.com. They held meetings with several national retailers including Michaels Store, Wal-Mart, Sams Club and ACMoore, however none of these meetings resulted in sales or distribution of our DVDs through any of these retailers. On May 31, 2006, American Media Systems Co. sold 100% of our shares. As a result of the sale Craft College Inc is now operating as an independent corporation.

On May 30, 2006 we affected a stock split of our common stock on a 750,000 for 1 basis by way of stock dividend.

On June 25, 2006 we completed a private placement of 5 million shares at $0.02 per share to Patricia Castillo, our President . Our authorized capital is 50,000,000 common shares of which 5,750,000 common shares are issued and outstanding as of June 30, 2006.

ITEM 16 DESCRIPTION OF BUSINESS

General

Our auditors have issued a going concern opinion suggesting there is a real possibility that we will not be able to maintain our operations. Since inception we have generated limited revenues and have achieved losses. We are dependent on the sale of our securities to fund operations.

Business of Issuer

We write, pre- produce and market instructional video in DVD format for the craft and hobby market . We currently have two series, Craft College and Mentor Media. Craft College is a 5-subject series devoted to the craft market. The DVD instructs users on the tips and techniques associated with each respective craft. The series includes candle making, beading, card making, knitting and scrapbooking across three levels of expertise; beginner, intermediate, and advanced. We have completed two subjects, knitting and scrapbooking totaling six DVD titles.

The production of each DVD is a three stage process, pre-production, production and post production. In pre-production, the DVD is designed, planned, and storyboarded. Production entails the actual shooting of the DVD, while post production entails editing, adding sound, the introduction, screen navigation and subtitles, and creation of the final master copy. Pre-production is completed by our management, while production and post-production is completed by third party consultants.

We are presently in post production on Card Making, the third title in the series and we anticipate completion within the next ten weeks. The other subjects are in pre-production.

Each craft DVD show the viewers the various tips and techniques required to successfully complete the featured craft projects. Each series feature varying levels of complexity from beginners to intermediate to advanced, each providing new techniques to complete increasingly sophisticated craft projects.

Mentor Media is a six title DVD series on fly-fishing and fly tying techniques for still water and stream fly-fishing. Each DVD is a step by step "how-to" guide that shows viewers how to tie a variety of flies from fly fisherman and describes which flies to use depending on weather, location and feeding habits of local fisheries. The DVDs also include video shots of the insects so viewers can learn behavioral patterns and insect anatomy in order to better perfect both fly tying and fly fishing. The series is distributed through a limited number of retailers and through the Internet at our website www.go-fly-fishing.com.

The DVDs are currently being marketed through a number of retailers and through our websites. Both the go-fly-fishing.com and craftcollege.com websites give customers an opportunity to purchase the DVDs directly from the site. Our online marketing campaign is intended to increase traffic on our site but is not intended to enhance our sales through other retail sales channels.

Our instructional DVDs are not unique in comparison to competitors' products and we do not have any intention of filing or securing any intellectual property protection for the contents of the DVDs.

Marketing Plan

We are marketing our products online and utilize inbound links that connect directly to our website from external sites. Potential customers can simply click on these links and connect to our website from search engines such as Google and Overture and community and affinity sites. In addition to selling the product directly from our web site we are distributing through the Internet site Ebay.com and will commence marketing through Amazon.com.

We will continue to build upon our existing Internet and initial retail distribution channels over the next six (6) to twelve (12) months. This will include the production of additional marketing materials, including PowerPoint presentations and other similar media materials. Additionally and as part of our distribution and marketing campaign, we will market and sell our products online and through established retailers.

Our marketing plan calls for the utilization of agents to secure distribution through multi-store chains and mass merchandisers such as Wal-Mart and Michaels. We have agreements with Brand Specialists and Memories Complete and are in discussions with additional agents and retailers to secure distribution in the U.S. and Canada.

For the numerous small specialty stores we will seek to penetrate this market through the use of business-to-business members only warehouses such as Sams Club and Costco. Business-to-business stores are retailers whose customers are primarily buying products for resale to other consumers.

We have announced the upcoming release of our Card Making DVD on the Craft College website at www.craftcollege.com.

Industry

We operate within the hobby and craft industry. The crafting sector is set to benefit from favorable demographics, particularly a more affluent baby boomer population, continued strength in investments in the home and purchases of new homes and an increasing focus on home-based, family activities. According to the executive summary of the most recent industry survey published by the Hobby Industry Association in 2002 the size of the craft market at that time was estimated in excess of $29 billion.

Based on the most recent national survey of fishing and hunting published by the U.S. Fish and Wildlife Services and the American Sportsfishing Association in 2001 there were 44 million people in America who practice sportsfishing with total retail sales of sportsfishing and related products estimated to be in excess of $41 billion. It is nearly impossible to characterize sportsfishermen, also known as anglers, as a group because sportsfishing is practiced by such a large and diverse number of Americans and the following information must be viewed with caution.

The average angler is between 42 and 46 years old. Anglers in the northern plain states tend to be older than participants from other regions.

Anglers come from diverse racial and ethnic backgrounds. Although the majority of anglers are white, the percentage of non-white participants varies depending on the region and type of water being fished. One third of all anglers are women. Roughly 70% of anglers are married.

The reports from the Hobby Industry Association, U.S. Fish and Wildlife Services and the American Sportsfishing Association are from 2001 and 2002. Significant changes might have occurred since their publication. Readers are cautioned about drawing conclusions on the current size of the markets based on these reports.

The market in which we intend to sell our products is highly fragmented, containing thousands of stores nationwide operated primarily by small, independent retailers along with a few regional chains. There are however several major chains including Wal-Mart, Michaels, Hobby Lobby, The Sports Authority, and Bass Pro Shops that make up a majority of the market share. Michaels is the biggest specialty craft store with approximately 10% of the market. Bass Pro Shops is the nation's leading outdoor sports retailer with 25 Outdoor World stores throughout the east and south-east of the US and Canada. There are many different types of retailers in the hobby industry with the following categories making up the industry:

Multi-store chains. This category includes several multi-store chains each operating more than 25 stores and comprises: Michaels Stores Inc., which operates approximately 1,000 stores across the U.S. and Canada, Hobby Lobby, which operates approximately 320 stores in 27 states, primarily in the Midwestern and Southern United States; A.C. Moore Arts & Crafts, Inc., which operates approximately 80 stores in the mid-Atlantic and Northeast regions; Jo-Ann superstores (operated by Jo-Ann Stores, Inc.), which operates approximately 89 stores across the country; Garden Ridge Corporation, which operates approximately 36 stores in 13 states, primarily in the Midwestern and Southern United States; The Sports Authority which operates 384 stores in 45 states; and Bass Pro Shop which operates approximately 25 stores primarily east of the Mississippi.

Small, local specialty retailers. This category includes thousands of local "Mom & Pop" retailers. Typically, these are single store operations managed by the owner. The stores generally offer a limited selection and have limited resources for advertising, purchasing, and distribution. Many of these stores have established a loyal customer base within a given community.

Mass merchandisers. This category includes companies such as Wal-Mart Stores, Inc. Kmart, and Walgreen's and other mass merchandisers. These retailers typically dedicate a small portion of their selling space to a limited selection of hobby supplies, seasonal merchandise, and outdoor recreation merchandise.

Competition

Our products are not unique and our competition is made up of companies from several industries including, book publishing, media, and a large number of smaller companies and individuals. The overwhelming majority of our competitors are larger than us and have a longer history of operations and greater financial resources.

The book publishing industry, which currently accounts for the majority of the educational material sold in hobby and craft stores dominate the industry. We believe that it is the natural progression of this industry to venture into digital formats like DVD, for dissemination of their educational material. These companies have a level of expertise both in education and specific hobbies that has been accumulated over years of operations. These companies have also established relationships with specialty retailers and with many consumers as the trusted source for educational material.

Media companies produce DVDs to target an already captive audience of purchasers of their trade magazines. Many of these companies specialize in niche areas within the hobby and craft industry and as these players move into the DVD market it will be difficult for us to compete. One example is Primedia, specializes in scrapbooking and card making. Primedia has a series of four instructional DVDs marketed under the name Simple Starters. We also face competition from a large number of individual sport fishermen and small companies that make and sell their own instructional fly-fishing DVDs. A search on Google for the term "fly tying DVD" brought up 738,000 hits giving an indication of the number of people and companies selling products on the Internet. The majority of the DVDs for this segment retail for approximately $25.00 with prices ranging from approximately $19 to $35. It will be difficult for us to differentiate our product from the other products and suppliers in this market place.

Raw Materials and Suppliers

We have multiple foreign and domestic sources of supply for substantially all of our material requirements. The raw materials and various purchased components required for our products have generally been available in sufficient quantities.

Customers

Our sales have been realized through a limited number of retailers with approximately 90% from only two retailers. Our business will suffer if we loose any of our customers.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements, or Labor Contracts

Although the Company believes that its operations do not infringe on any trademark or copyright or other proprietary rights of third parties, there can be no assurance that those parties will not assert that our business procedures infringe their proprietary rights. We have no assurance that third parties will not obtain, or do not have, patents covering features of our operations, in which event we or our customers might be required to obtain licenses to use such features. If a patent holder refuses to grant a license on reasonable terms or at all, we may be required to alter certain products or stop marketing them.

Development Activities

Information regarding the Company's development activities is included in Footnote 1 to the Financial Statements and is incorporated by reference herein.

Impact of Environmental Laws

We are not aware of any federal, state, or local environmental laws that would effect our operations.

Employees

We presently have no full-time employees. Our officer, directors, and consultants are currently not represented by a collective bargaining agreement.

Reports to Shareholders

We intend to furnish shareholders with annual reports containing audited financial statements and such other periodic reports as we may determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with periodic reporting, proxy solicitation and certain other requirements by the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding us at the SEC website (http://www.sec.gov).

ITEM 17 MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have only generated limited revenues and limited revenues are anticipated over the next 12 months. Our predecessor's efforts to market and sell our instructional DVDs were met with limited results. During the 18 months prior to the sale of Craft College total revenue of $11,063 was recorded.

As of June 30, 2006 we have working capital of $100,908 , six titles in the Craft College series, and six titles in the Mentor Media series. Over the next 12 months we will continue to secure distribution for our products. We have commenced limited marketing of the titles in the Craft College and Mentor Media series and have secured distribution through retail outlets in the United States and Canada. To date we have realized limited sales through these outlets. If we are unable to secure enough clients, we will need to find alternative sources of capital through a second offering or loans in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash.

If we need additional cash and cannot raise it we will either have to suspend our marketing until we do raise the cash, or cease operations entirely. We have sufficient funds to pay for our planned business development, general office and administrative expenses including all expenses related to Exchange Act filings for the next 12 months.

Other than as described in this paragraph, we have no other financing plans and have made no plans beyond our current business.

Off-balance sheet arrangements

We have no off-balance sheet arrangements as of the date of this filing.

Plan of Operation

We do not expect to purchase or sell significant equipment nor do we expect significant changes in the number of employees.

Our specific goal is to secure distribution of our product through retailers, through our web sites and other non-proprietary web sites and to complete the production of the Craft College line of DVDs. With the funds we currently have our priority of expenditures is to pay rent, legal, audit and transfer agent fees and those fees related to our Exchange Act reporting obligations. Second to secure additional agency agreements and distribution channels through retailers, third to market our product over the Internet, and forth to complete the Craft College series of DVDs. We intend to accomplish the foregoing through the following milestones:

Upon completion of our public offering, our specific goal is to develop and execute a comprehensive marketing plan to attract new clients. We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We have 180 days to complete from the date the Securities and Exchange Commission declares our offering effective. We will continue our current operations until we have closed this offering. This will include the creation of a series of marketing tools in media format and strategies for their implementation. We intend to concentrate the bulk of our efforts on completing the offering during this period.

2. We will immediately begin our search for additional marketing consultants to assist in the development of our marketing strategy. Finding marketing consultants that meet our objectives will take approximately four to six weeks. We do not intend to hire employees. Our President and Chief Financial Officer will conduct the interview process and other administrative duties.

3. After we have hired new marketing consultants, we intend to develop a strategy for marketing our products to online shoppers, small and medium size retailers, big box outlets and B2B retail chains. The marketing strategy will encompass upgrading our web sites, writing and producing a media tool set for placement of advertisements, a direct mail campaign, and an online campaign in an effort to boost our business generation program. Developing the marketing strategy will take approximately four weeks and cost $150,000.

4. Continue to secure contracts with agents to market our products to retailers throughout the United States and Canada. We anticipate preparing additional marketing materials to help assist in this effort.

5. Complete production of the Card Making DVD title. The production process contains a series of documented steps to ensure a consistent quality and familiarity between each DVD. These steps include, but are not limited to research, talent scouting, storyboarding, scripting, shooting, editing, graphics, voice over and color timing. The final DVD then goes through a testing protocol before a copy is produced. The production process is comprised of several key procedures that ensure consistency.

6. As soon as the marketing strategy is completed we will upgrade our websites to integrate the design from the marketing consultants. It will take three weeks to upgrade the web site and link it with our sales software and cost approximately $25,000.

7. As soon as the web site is completed, which will be approximately 70 days from the completion of the offering, we will begin to market our services and website in the United States and in Canada through traditional sources such as trade magazines, flyers/mailers, and online advertising and search term purchases through search engines Google and Overture.

8. We will utilize inbound links that connect directly to our website from external sites. Potential clients can simply click on these links to become connected to our website from search engines and community and affinity sites. The exact allocation between direct mail, advertising, and our online efforts will be determined in conjunction with the marketing consultant, however with the minimum raised we anticipate sending approximately 5,000 fliers at a cost of $0.70/piece, place approximately 8 advertisements to run in various financial publications for 10 alternating days, and purchase approximately 8,500 click throughs to our web site on Google and Overture at $0.20 per click through. With the maximum raised the number of fliers, advertising runs, and click troughs will increase, however we anticipate testing the effectiveness of the various campaign segments and allocating funds to those segments that garner the greatest return on our investment. We expect to begin realizing results from our marketing campaign within 30-60 days from its commencement. It takes approximately 10 days to print direct mail marketing materials, 7 days to process the materials and approximately 7 days for United States postal service to deliver the mail to the target audience. For trade magazines timing is dependent on when and how often the publication is distributed. We anticipate commencing this advertising campaign within the 25-35 day time frame to coincide with our direct mail campaign. Online advertising reduces the time between placement and receipt of advertising and we expect to time our online advertising to coincide with the offline campaign.

9. Once the marketing has commenced and we have begun to attract additional clients, we intend to hire 1 or 2 part-time salesperson(s) to call and follow up on leads generated through our direct mail and online campaigns. No funds contemplated in this offering will be allocated to the hiring of these people. Their hiring is conditional on achieving sufficient cash flow to pay their wages.

History of Operations

We were incorporated on February 23, 2006 as a wholly owned subsidiary of American Media Systems Co. ("AMS"). AMS is our predecessor and the historical financial information in this prospectus includes AMS' DVD business. AMS marketed our products from December of 2004 until the sale of the Company on May 31, 2006. In that period they established initial distribution channels for our products but only limited sales were achieved. As of June 30, 2006, we have realized cumulative revenues of $11,254 and have generated $68,663 in net loss from operations. As of June 30, 2006 we have assets of $115,181. The funds contemplated under this offering will be sufficient for twelve months of operations and we believe we will have sufficient liquidity and cash reserves for this period. While these expectations are formulated based upon presumptions, there can be no assurance that in fact such projections will indeed come to fruition. We have ongoing expenses that includes office expense, legal, and accounting expenses. We have allocated $25,200 from this offering for these expenses. Although we believe this amount is sufficient for the next 12 months, we cannot be certain that some of these expenses will not increase. We may have to rely on alternative sources of financing, such as shareholders loans, to pay for any unexpected expenditure greater than the allocated amount. We have not entered into any discussions on alternative financings.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

For the six months ended June 30, 2006 we incurred an operating loss of $10,951 compared to a loss of $27,978 for the same period last year. The major components to expenses faced by the company for the period was audit of $ 5,418 (2005 - $252) consulting of $4,800 (2005 - $21,600), rent of $1,742 (2005 - $3,886), legal fees of $255 (2005 - $Nil), and advertising of $612 (2005 - $nil). The balance of expenses were office of $ 377 (2005 - $457), telephone and communication $355 (2005 - $1,701), bank charges and interest of $44 (2005 - $30), and exchange gain of $4 (2005 - loss of $4). As of June 30, 2006 we had $100,344 in cash as compared to $Nil at December 31, 2005. Total assets at June 30, 2006 were $115,182 (2005 - $12,881). Total liabilities as of June 30, 2006 were $6,475 (2005 - $14,596) and there was no long term debt at either period end.

The Company may in the future invest in short-term investments from time to time but there can be no assurance that these investments will result in profit or loss.

Our future growth and success will be dependent on our ability to develop and produce products that are entertaining and educational and that we are able to secure distribution channels through various retail chains. If we cannot succeed in developing distribution channels and generate sales then our prospects for growth are substantially undermined. Without additional capitalization our capacity to survive as a going concern, much less achieve growth, is doubtful.

We are committed to pay Brand Specialists and Memories Complete performance fees of 5% of our net merchandise sales generated by the agents' designated retailers. We may terminate the contract giving 60 days notice. Brand and Memories are entitled to continue receiving the 5% performance fee for one year after termination of the contract and for all future sales of products in which Brand or Memories actively participated in placing the merchandise with a retailer.

We only have one business segment, the sale of instructional DVDs, accordingly, no table showing percentage breakdown of revenue by business segment or product line is included.

No engineering, management or similar report has been prepared or provided for external use in connection with the offer of our securities to the public.

ITEM 18 DESCRIPTION OF PROPERTY

The Company's corporate headquarters are located at 136 East South Temple, Suite 2100 Salt Lake City, UT 84111. We currently maintain a corporate office at 1950 Stemmons Freeway, Suite 5001, Dallas Texas, 75207, and our operations office is at 7231-120th Street, Suite 208, Delta, British Columbia .

ITEM 19 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest. Our President, Ms. Castillo will act as the company's promoter.

ITEM 20 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock is not quoted on any exchange and there is no public trading market. As of June 30, 2006 we had 5,750,000 issued and outstanding shares of common stock and 4 stockholder of record. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock.

There is no public market for our common stock. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks".

There is currently no common equity that is being or is proposed to be publicly offered by the registrant, the offering of which could have a material effect on the market price of the issuer's common equity.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, even if a market for our shares ever develops, may find it difficult to sell their shares.

ITEM 21 EXECUTIVE COMPENSATION

We do not currently have employment agreement with our executive officer, but expect to sign an employment agreement with her in the next approximately twelve (12) months. To date no officer or director has drawn any salary and neither Ms. Castillo nor any other person will be compensated in the future for past services. We do not currently have a stock option plan.

		Annual Compensation
(a)	(b)	(c)	(d)	(e)
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)

Patricia Castillo President, CEO & Director	2006	Nil	Nil	Nil

Dario Passadore, Director	2006	Nil	Nil	Nil

Future Compensation of Our Officers

Upon completion of this offering M. Castillo will be compensated $2,500 per month.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

We do not have any plans to pay our directors any money. The directors did not receive any other compensation for serving as members of the board of directors. There are no contractual arrangements with any member of the board of directors.

Dividend Policy

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends.

ITEM 22 FINANCIAL STATEMENTS

CRAFT COLLEGE INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

February 28, 2006, December 31, 2005, and 2004

Vellmer & Chang
Chartered Accountants *

505 - 815 Hornby Street
Vancouver, B.C., V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info @ vellmerchang.com
* denotes a firm of incorporated professionals

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

Craft College Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Craft College Inc. as at February 28, 2006 and December 31, 2005 and 2004 and the related statements of operations, stockholder's equity and cash flows for the periods ended February 28, 2006 and December 31, 2005 and 2004 and cumulative from inception of the development stage on December 6, 2004 to February 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Craft College Inc. as at February 28, 2006 and December 31, 2005 and 2004 and the results of its operations and its cash flows for the periods ended February 28, 2006, and December 31, 2005 and 2004 and cumulative from inception of the development stage on December 6, 2004 through to February 28, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company and has had continuing losses from its inception. It will likely require new financing, either through issuing debt or equity, until self-sufficient business operations have been established. These factors together raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"Vellmer & Chang"
September 19, 2006	Chartered Accountants

CRAFT COLLEGE INC.
(A Development Stage Company)

BALANCE SHEETS

	February 28,	December 31,	December 31,
	2006	2005	2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 66	$ -	$ -
Accounts receivable	471	1,125	-
Prepaid expenses	-	1,146	-
Inventory (Note 3)	4,374	2,394	-

	4,911	4,665	-
DVD PRODUCTION COSTS (Note 6)	7,900	8,215	-
INTELLECTUAL PROPERTY (Note 5)	2	2	-

TOTAL ASSETS	$ 12,813	12,882	$ -

LIABILITIES

CURRENT LIABILITIES
Accounts payable	$ 387	$ 7,303	$ -
Accrued liability	-	3,906	3,600
Advances from a related party (Note 4)	-	3,387	937

Total Liabilities	387	14,596	4,537

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS NOTE 9 - COMMITMENTS

STOCKHOLDER'S EQUITY (DEFICIENCY)

COMMON STOCK (Note 7)
Authorized:
50,000,000 shares, $0.00001 par value;
Issued and outstanding:
750,000 shares (December 31, 2005 and 2004: nil)	8	-	-
ADDITIONAL PAID-IN CAPITAL	12,720	-	-
DONATED CAPITAL (Note 1)	62,241	55,998	675
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(62,543)	(57,712)	(5,212)

Total Stockholder's Equity (Deficiency)	12,426	(1,714)	(4,537)

Total Liabilities and Stockholder's Equity (Deficiency)	$ 12,813	$ 12,882	$ -

The accompanying notes are an integral part of these financial statements.

CRAFT COLLEGE INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

				Accumulated from
				December 6, 2004
	Period ended	Year ended	Period ended	(Inception of Development Stage)
	February 28,	December 31,	December 31,	to February 28,
	2006	2005	2004	2006

REVENUE	$ 1,638	$ 7,149	$ -	8,787

COST OF GOODS SOLD	(760)	(2,715)	-	(3,475)

GROSS PROFIT	878	4,434	-	5,312

General and Administrative Expenses

Advertising	612	-	-	612
Audit	-	4,502	3,600	8,102
Bank charges and interest	7	178	-	185
Consulting	2,400	33,600	375	36,375
Loss (gain) on exchange	(4)	447	-	443
Legal fees	255	725	859	1,839
Office	377	1,783	-	2,160
Rent	1,742	8,947	-	10,689
Telephone and communication	320	6,704	-	7,024
Web site	-	48	378	426

	(5,709)	(56,934)	(5,212)	(67,855)

NET LOSS	$ (4,831)	$ (52,500)	$ (5,212)	$ (62,543)

BASIC NET LOSS PER SHARE	($0.10)	-	-

WEIGHTED AVERAGE SHARES OUTSTANDING	50,000	-	-

The accompanying notes form an integral part of these financial statements.

CRAFT COLLEGE INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)

For the period from inception of the development stage on December 6, 2004 to February 28, 2006

					Deficit
					Accumulated
			Additional		During the	Total
	Common Stock		Paid-in	Donated	Development	Stockholders'

	Shares	Amount	Capital	Capital	Stage	Equity(Deficiency)

Balance on December 6, 2004	-	$ -	$ -	$ -	$ -	$ -

Contributed capital	-	-	-	675	-	675

Net loss for the period	-	-		-	(5,212)	(5,212)

Balance on December 31, 2004	-	-	-	675	(5,212)	$ (4,537)

Contributed capital	-	-	-	55,323	-	55,323

Net loss for the year	-	-	-	-	(52,500)	(52,500)

Balance on December 31, 2005	-	-	-	55,998	(57,712)	$ (1,714)

Contributed capital	-	-	-	6,243	-	6,243

Issue of 750,000 common shares for assets at $0.017 per share on February 23, 2006	750,000	8	12,720	-	-	12,728

Net loss for the period	-	-	-	-	(4,831)	(4,831)

Balance on February 28, 2006	750,000	8	12,720	62,241	(62,543)	$ 12,426

The accompanying notes are an integral part of these financial statements

CRAFT COLLEGE INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

				Accumulated from
				December 6, 2004
	Period ended	Year ended	Period ended	(Inception of the Development Stage)
	February 28,	December 31,	December 31,	to February 28,
	2006	2005	2004	2006

OPERATING ACTIVITIES
Loss from operations	$ (4,831)	$ (52,500)	$ (5,212)	$ (62,543)

Items not requiring cash outlay
Website design and programming	-	-	300	300
Consulting	2,400	33,600	375	36,375
Amortization of deferred DVD production costs	315	780	-	1,095
Contributions by American Media Systems Co.	16,571	16,923	-	33,494

Cash provided by (used in) changes in operating assets and liabilities
Accounts payable	(6,916)	7,303	-	387
Accrued liabilities	(3,906)	306	3,600	-
Advances from a related party	(3,387)	2,450	937	-
Prepaid expenses	1,146	(1,146)	-	-
Accounts receivable	654	(1,125)	-	(471)
Inventory	(1,980)	(2,394)	-	(4,374)

Cash used in operating activities	66	4,197	-	4,263

INVESTING ACTIVITIES
Payments for intellectual property	-	(2)	-	(2)
Production of DVDs	-	(4,195)	-	(4,195)

Cash used in investing activities	-	(4,197)	-	(4,197)

Increase in cash and cash equivalents	66	-	-	66

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-	-	-	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 66	$ -	$ -	$ 66

SUPPLEMENTAL DISCLOSURE OF STATEMENT OF CASH FLOWS INFORMATION
Interest expense	$ 7	$ 8	$ -	$ 15
Taxes	$ -	$ -	$ -	$ -
Foreign exchange (gain) loss	$ (4)	$ 447	$ -	$ 443

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES
Donated services and contributions	$ 6,243	$ 55,323	$ 675	$ 62,241
Purchase of assets in exchange for 750,000 of the Company's common stock at a price of $0.017 per common share	$ 12,728	$ -	$ -	$ 12,728

The accompanying notes form an integral part of these financial statements.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2006, DECEMBER 31, 2005 AND 2004

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

Organization and business

Craft College Inc. (the Company) was incorporated on February 23, 2006 in the State of Utah. Effective February 23, 2006, the Company acquired the operations and assets related to the craft and hobby instructional DVD business segment of American Media Systems Co., a Nevada corporation. In this transaction, American Media Systems Co. sold its intellectual property, inventory of DVDs, and two contracts relating to this business in consideration of the issuance of 750,000 common shares, representing all the issued and outstanding shares of the Company. As a result of this transaction, the Company became a wholly owned subsidiary of American Media Systems Co. American Media Systems Co. is considered the "Predecessor" and "Parent" of the Company.

The financial statements of Craft College Inc. include the business operations of its Predecessor from its inception on December 6, 2004 to the legal formation of Craft College Inc. on February 23, 2006 to the extend that the operations related to the craft and hobby instructional DVD segment (the "Craft College" segment) of the Predecessor. These operations are considered a contribution by the Predecessor to the Company's current operations and have been recognized as donated capital.

American Media Systems Co.'s initial business was the Craft College business. From April of 2005 American Media Systems Co. started providing aerial cinematography and production work as a second business segment. Since that date the Predecessor's management allocated its time and the Predecessor's resources equally between the two business segments. Based on this, all of American Media Systems Co.'s general and administrative expenses prior to April of 2005 have been recognized by the Company and starting April of 2005, 50% of the Predecessors general and administrative expenses were recognized by the Company. The Predecessor's accounts receivable have been recognized when the sale that generated the accounts receivable was related to the Craft College business segment; it's accounts payable have been recognized on the same terms as the corresponding general and administrative expenses. Depreciation expenses are recognized by Craft College when the underlying assets have been acquired from its Predecessor. All direct general and administrative expenses of the Predecessor that do not relate directly to Craft College Inc. have not been included in these financial statements. Those assets that Craft College purchased from its Predecessor are fully recognized in these financial statements (see Note 7).

Had the Company been a stand alone company since the inception of American Media Systems Co. the Company's general and administrative expenses might have been materially higher than those represented in these financial statements.

Development stage activities

The Company is presently in the development stage with no significant revenues from operations. Accordingly, all of the Company's operating results and cash flows reported in the accompanying financial statements are considered to be those related to development stage activities and represent the 'cumulative from inception' amounts from its development stage activities reported pursuant to Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2006, DECEMBER 31, 2005 AND 2004

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS (Continued)

Going concern

The Company does not generate sufficient cash flow from operations to fund its activities and has therefore relied principally upon contributions from its predecessor for financing. Management intends to rely upon the issuance of securities to finance its operations and development activities, however there can be no assurance it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. These factors together raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Year End

The Company has elected a December 31st fiscal year end.

(b) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. As at February 28, 2006 the Company has cash and cash equivalents in the amount of $ Nil (2005 - $Nil and 2004 - $Nil) which are over the federally insured limit or which are considered cash equivalents.

(c) Inventory

Raw materials and supplies and work in progress are valued at the lower of cost and replacement cost, the cost being determined using the first in, first out method. Work in progress includes raw materials, labour and production overhead.

Finished goods inventories are valued at the lower of cost and net realizable value, the cost being determined using the first in, first out method.

(d) Revenue Recognition

The Company recognizes revenue when the following criteria have been met:

i. The Company has obtained a contract or a written request from the customer;

ii. the Company has shipped its merchandise to the customer;

iii. the Company is reasonably assured that the revenue is collectible.

(e) Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $612 for the period ended February 28, 2006, (2005 - $Nil and 2004 - $Nil).

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2006, DECEMBER 31, 2005 AND 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f) Stock-Based Compensation

The Company has adopted the new SFAS No. 123R "Share Based Payments" in accounting for stock options and similar equity instruments. Accordingly, compensation costs attributable to stock options or similar equity instruments granted to employees are measured at the fair value at the grant date, and expensed over the expected service period with a corresponding increase to additional paid-in capital. Transactions in which goods or services are received from non-employees in exchange for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. As at February 28, 2006 the Company has not issued any stock options or similar equity instruments.

(g) Basic and Diluted Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive.

(h) Comprehensive Income

In accordance with SFAS 130, "Reporting Comprehensive Income" ("SFAS 130"), comprehensive income consists of net income and other gains and losses affecting stockholder's equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. For the period ended December 31, 2004, the year ending December 31, 2005, and the period ending February 28, 2006, the Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

(i) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(j) Financial Instruments

The Company's financial instruments consist of accounts receivable, accounts payable, accrued liabilities and advances from a related party. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature. In the estimation of management, the company is not exposed to significant interest, credit, or currency risk.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2006, DECEMBER 31, 2005 AND 2004

(k) Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company's future profitability, the future tax benefits of its losses have been fully reserved for and no net deferred tax benefit has been recorded in the financial statements during the period presented.

(l) Impairment of Long-Live Assets and Long-Live Assets to be Disposed of

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," among other items, establishes procedures for review of recoverability, and measurement of impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 also requires that long-lived assets to be disposed of other than by sale shall continue to be classified as held and used until disposal. Further, SFAS No. 144 specifies the criteria for classifying long-lived assets as "held for sale" and requires that long-lived assets to be disposed of by sale be reported as the lower of carrying amount or fair value less estimated selling costs. Management believes that there has not been any impairment of the Company's long-lived assets as at February 28, 2006.

(m) Intellectual Property

Intellectual property is recorded at cost. It is written down to its net realizable value when it is determined that its carrying value exceeds the estimated future benefits to the Company.

(n) Deferred DVD Production Costs

For DVDs produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of producing DVDs, including participation and residual costs, are amortized on a subject-by-subject basis, whereby the deferred DVD production costs are amortized in the proportion that current year sales bear to management's estimate of ultimate unrecognized revenue as of the beginning of the current fiscal year. Ultimate revenue estimates are limited to a period not to exceed ten years following the date of initial release.

Deferred DVD production costs is stated at the lower of amortized cost or estimated fair value on a DVD subject-by-subject basis. The valuation of deferred DVD production cost is reviewed on a subject-by-subject basis, whether the DVD is completed or not, when an event or change in circumstances indicates that the fair value of a subject is less than its unamortized cost. The fair values of the DVDs are determined using management's future revenue and cost estimates and a discounted cash flow approach.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2006, DECEMBER 31, 2005 AND 2004

(n) Deferred DVD Production Costs (Continued)

A write-off is recorded in the amount by which the unamortized costs exceed the estimated fair value of the DVDs. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of deferred DVD production costs may be required as a consequence of changes in management's future revenue estimates.

(o) Shipping and Handling Costs

Shipping and handling costs are classified as cost of goods sold and charged to operations in the period that the associated revenue is recognized.

(p) Accounts Receivables

Accounts receivables are reviewed on an account by account basis for non-recoverability. Delinquent receivables are charged to operations when management has exhausted all practical means of recovering outstanding funds. There were $nil amounts charged to operations in the period ended February 28, 2006 (2005 - $Nil and 2004 - $Nil) on account of estimated non-recoverable accounts receivable.

(q) Foreign Currency Translations

The Company's functional currency is US dollars. Accordingly, foreign currency balances are translated into US dollars as follows:

Monetary assets and liabilities are translated at the period-end exchange rate. Non-monetary assets are translated at the rate of exchange in effect at their acquisition, unless such assets are carried at market or nominal value, in which case they are translated at the period-end exchange rate. Revenue and expense items are translated at the average exchange rate for the period. Foreign exchange gains and losses in the period are included in operations.

(r) Recent Accounting Pronouncements

The FASB has recently issued SFAS No. 155 and 156, but they will not have any relationship to the operations of the Company. Therefore, a description and its impact on the Company's operations and financial position for each have not been disclosed.

NOTE 3 - INVENTORY

	February 28, 2006	December 31, 2005	December 31, 2004

	$	$	$

Raw materials and supplies	-	-	-
Work in progress	-	-	-
Finished goods	4,374	2,394	-

	4,374	2,394	-

Finished goods inventory as at February 28, 2006 and December 31, 2005 consists of educational craft and hobby DVDs.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2006, DECEMBER 31, 2005 AND 2004

NOTE 4 - ADVANCES FROM A RELATED PARTY

At February 28, 2006, the Company's president is owed $nil (2005 - $3,387 and 2004 - $937) for expenses paid on behalf of the Company. The amount due is non-interest bearing, has no stated terms of repayment and is unsecured.

NOTE 5 - INTELLECTUAL PROPERTY

On February 23, 2006 the Company purchased the intellectual property to the Mentor Series of Instructional DVDs and the Craft College Series of Instructional DVDs for total consideration of $2 from American Media Systems Co., its parent company (see further Note 7).

NOTE 6 - DEFERRED DVD PRODUCTION COSTS

	February 28,			December 31,			December 31,
	2006			2005			2004

		Accumulated	Net Book		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value	Cost	Amortization	Value

	$	$	$	$	$	$	$	$	$

Knitting DVD production costs	8,995	1,095	7,900	8,995	780	8,215	-	-	-

	8,995	1,095	7,900	8,995	780	8,215	-	-	-

Management expects to amortize $4,200 during the 2006 fiscal year and a total of $8,215 during the next three fiscal years.

NOTE 7 - COMMON STOCK

During the period ended February 28, 2006, the Company issued 750,000 common shares to American Media Systems Co, its parent, in consideration for DVD inventory, deferred DVD production costs, and intellectual property with total values of $4,511, $8,215, and $2, respectively. The assets are recorded at the parent company's carrying value, determined under generally accepted accounting principles in the Unites States of America.

There are no shares subject to warrants, options or other agreements as at February 28, 2006.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2006, DECEMBER 31, 2005 AND 2004

NOTE 8 - INCOME TAXES

The components of the net deferred tax asset, the statutory tax rate, and the elected amount of the valuation allowance are as follows:

				Cumulative from
				Inception on
				December 6, 2004
	February 28,	December 31,	December 31,	through
	2006	2005	2004	February 28, 2006

	$	$	$	$
Statutory and effective tax rates	20%	20%	20%	20%

Income taxes expense (recovery) at the effective tax rate	(970)	(10,500)	(1,040)	(12,510)

Permanent timing difference:
Donated services and contributions by parent	910	10,500	1,040	12,460

Tax losses carry-forward deferred (recognized)	60	-	-	60

Corporate income tax expense and corporate income taxes payable	-	-	-	-

	February 28,	December 31,	December 31,
	2005	2005	2004

	$	$	$

Tax loss carryforward (expiring 2026)	60	-	-

Less: valuation allowance	(60)	-	-

Deferred tax asset	-	-	-

NOTE 9 - COMMITMENTS

The Company has entered into a contractual relationship with Brand Specialists LLC, a Dallas based firm, to market its products to Neighborhood Markets, Wal-Mart Super Stores, Wal-Mart and Sam's Club. The agreement grants Brand Specialists LLC a fee of 5% net from all sales of products generated through Neighborhood Markets, Wal-Mart Super Stores, Sam's Club and Wal-Mart. To date the Company has not generated any sales from this agreement.

The Company has entered into a contractual relationship with Memories Complete, a Salt Lake City based firm, to market its products to QVC, a home shopping network. The agreement grants Memories Complete a fee of 5% net from all sales of products generated through QVC. To date the Company has not generated any sales from this agreement.

NOTE 10 - RELATED PARTY TRANSACTIONS

Related party transactions not disclosed elsewhere in the financial statements are as follows:

The Company received office and administrative services from its Parent, American Media Systems Co. at $18,971 (2005 - $55,323 and 2004 - $675) during the period ended February 28, 2006.

Included in accounts payable were $Nil due to True North Entertainment, a company wholly owned by the Company's President (December 30, 2005: $30, December 31, 2004: $nil). The amount due does not have any stated terms of interest, repayment or security.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
FEBRUARY 28, 2006, DECEMBER 31, 2005 AND 2004

NOTE 11 - SUBSEQUENT EVENTS

(i)Effective May 30, 2006, the Company completed a 750,000 common shares for one common share stock split. The Company's share transactions disclosed in these financial statements have been restated retroactively to reflect the above stock split.

(ii)On May 31, 2006, there was a change in control of the Company as the Company's Parent, American Media Systems Co., sold all of its shares in the Company.

(iii)On June 25, 2006, the Company issued 5,000,000 common shares at a price $0.02 per common share for cash proceeds of $100,000. The shares were issued to the new president of the Company (see Note 11(ii)).

CRAFT COLLEGE INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

(Unaudited)

June 30, 2006

CRAFT COLLEGE INC.
(A Development Stage Company)
BALANCE SHEET

	June 30,	December 31,
	2006	2005

	(unaudited)	(audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 100,344	$ -
Accounts receivable	2,087	1,125
Prepaid expenses	-	1,146
Inventory (Note 3)	4,952	2,394

	107,383	4,665
DVD PRODUCTION COST	7,796	8,215
INTELLECTUAL PROPERTY	2	2

TOTAL ASSETS	$ 115,181	$ 12,882

LIABILITIES

CURRENT LIABILITIES
Accrued liabilities	$ -	$ 3,906
Advances	-	3,387
Accounts payable	6,475	7,303

TOTAL LIABILITIES	6,475	14,596

Nature and Continuance of Operations (Note 1)

STOCKHOLDERS' EQUITY (DEFICIENCY)
COMMON STOCK (Note 4)
Authorized:
50,000,000 shares, $0.00001 par value;
Issued and outstanding:
5,750,000 shares (December 31, 2005: 0)	58	-
ADDITIONAL PAID-IN CAPITAL	112,670	-

DONATED CAPITAL	64,641	55,998

DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE	(68,663)	(57,712)

TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)	108,706	(1,714)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$ 115,181	$ 12,882

The accompanying notes are an integral part of these balance sheets.

CRAFT COLLEGE INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS (Unaudited)

					Accumulated from
					December 6, 2004
	Six months ended	Six months ended	Three months ended	Three months ended	(Date of Inception of Development Stage)
	June 30,	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005	2006

REVENUE	$ 4,105	$ -	$ 2,360	$ -	$ 11,254

COST OF GOODS SOLD	(1,457)	-	(671)	-	(4,172)

GROSS PROFIT	2,648	-	1,689	-	7,082

GENERAL AND ADMINISTRATIVE EXPENSES

Advertising	612	-	-	-	612
Audit	5,418	252	5,418	-	13,520
Bank charges and interest	44	30	27	30	222
Consulting	4,800	21,600	2,400	7,200	38,775
Loss (gain) on exchange	(4)	4	-	4	443
Legal fees	255	-	-	-	1,839
Office	377	457	-	457	2,160
Rent	1,742	3,886	-	1,486	10,689
Telephone and communication	355	1,701	35	1,701	7,059
Web site	-	48	-	-	426

	(13,599)	(27,978)	(7,880)	(10,878)	(75,745)

NET LOSS	$(10,951)	$(27,978)	$ (6,191)	$(10,878)	$ (68,663)

BASIC AND DILUTED NET LOSS PER SHARE	($0.02)	-	($0.01)	-

WEIGHTED AVERAGE SHARES OUTSTANDING	696,429	-	1,024,725	-

The accompanying notes form an integral part of these financial statements.

CRAFT COLLEGE INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIENCY) EQUITY (Unaudited)

For the period from inception of the development stage on December 6, 2004 to June 30, 2006

					Deficit
					Accumulated
			Additional		During the	Total
	Common Stock		Paid-in	Donated	Development	Stockholders'

	Shares	Amount	Capital	Capital	Stage	Equity(Deficiency)

Balance on December 6, 2004	-	$ -	$ -	$ -	$ -	$ -

Contributed capital	-	-	-	675	-	675

Net loss for the period	-	-	-	-	(5,212)	(5,212)

Balance on December 31, 2004	-	-	-	675	(5,212)	$ (4,537)

Contributed capital	-	-	-	55,323	-	55,323

Net loss for the year	-	-	-	-	(52,500)	(52,500)

Balance on December 31, 2005	-	-	-	55,998	(57,712)	(1,714)

Issue of common stock for assets at
$0.017 per share on February 23, 2006	750,000	8	12,720	-	-	12,728

Issue of common stock for cash at
$0.02 per share on June 25, 2006	5,000,000	50	99,950	-	-	100,000

Contributed capital	-	-	-	8,643	-	8,643

Net loss for the period	-	-	-	-	(10,951)	(10,951)

Balance on June 30, 2006	5,750,000	$ 58	$ 112,670	$ 64,641	$ (68,663)	$ 108,706

The accompanying notes are an integral part of these consolidated statements

CRAFT COLLEGE INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS (Unaudited)

			Accumulated from
			December 6, 2004
			(Date of Inception
	Six months	Six months	of Development
	ended	ended	Stage)
	June 30,	June 30,	to June 30,
	2006	2005	2006

OPERATING ACTIVITIES
Loss from operations	$ (10,951)	$ (27,978)	$ (68,663)

Items not requiring cash outlay
Website design and programming	-	-	300
Consulting	4,800	21,600	38,775
Amortization of deferred DVD production costs	419	-	1,199
Contributions by Predecessor	16,571	4,631	33,494

Cash provided by (used in) changes in operating assets and liabilities
Accounts payable	(828)	1,745	6,475
Accrued liabilities	(3,906)	-	-
Prepaid expenses	1,146	-	-
Advances from a related party	(3,387)	-	-
Accounts receivable	(962)	-	(2,087)
Inventory	(2,558)	-	(4,952)

Cash Used In Operating Activities	344	2	4,541

INVESTING ACTIVITIES
Payments for intellectual property	-	(2)	(2)
Production of DVDs	-	-	(4,195)

Net Cash Used In Investing Activities	-	(2)	(4,197)

FINANCING ACTIVITIES
Issuance of common stock for cash	100,000	-	100,000

Net Cash Provided By Financing Activities	100,000	-	100,000

Increase in Cash and Cash Equivalents	100,344	-	100,344

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-	-	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	100,344	-	100,344

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
Interest expense	-	-	15
Taxes	-	-	-
Foreign exchange (gain) loss	(4)	70	443

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES
Donated services and contributions	$ 8,643	$ 26,231	$ 64,641
Purchase of assets in exchange for 750,000 of the Company's common stock at a price of $0.017 per common share	$ 12,728	$ -	$ 12,728

The accompanying notes form an integral part of these financial statements.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited)

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

Organization and business

The accompanying unaudited interim financial statements of Craft College Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB as prescribed by the United States of America Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such instructions. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto as at February 28, 2006.

In the opinion of the Company's management, all adjustments considered necessary for a fair presentation of these unaudited financial statements have been included and all such adjustments are of a normal recurring nature. Operating results for the six month period ended June 30, 2006 are not necessarily indicative of the results that can be expected for the year ended December 31, 2006.

Craft College Inc. (the Company) was incorporated on February 23, 2006 in the State of Utah. Effective February 23, 2006, the Company acquired the operations and assets related to the DVD business of American Media Systems Co. a Nevada corporation. In this transaction, American Media Systems assigned its intellectual property, inventory of DVDs, and two contracts relating to distribution of the DVDs in consideration of the issuance of one common stock, representing all the issued and outstanding shares of the Company. As a result of this transaction the Company became a wholly owned subsidiary of American Media Systems Co. American Media Systems Co is the "Predecessor" and "Parent" of the Company.

NOTE 2 - GOING CONCERN

The Company does not generate sufficient cash flow from operations to fund its activities and has therefore relied principally upon contributions from its Predecessor for financing. Management intends to rely upon the issuance of securities to finance its operations and development activities, however there can be no assurance it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. These factors together raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

CRAFT COLLEGE INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2006
(Unaudited)

NOTE 3 - INVENTORY

	June 30, 2006	December 31, 2005

	$	$

Raw materials and supplies	-	-
Work in progress	-	-
Finished goods	4,952	2,394

	4,952	2,394

Finished goods inventory as at June 30, 2006 consists of educational craft and hobby DVDs.

NOTE 4 - COMMON STOCK

During the period ended June 30, 2006, the Company issued 750,000 common shares to American Media Systems Co. in consideration for DVD inventory, deferred DVD production costs, and intellectual property with total values of $4,511, $8,215, and $2, respectively. The assets are recorded at the parent company's carrying value, determined under generally accepted accounting principles in the United States of America.

Effective May 30, 2006, the Company completed a 750,000 for one stock split. The Company's share transactions disclosed in these financial statements have been restated retroactively to reflect the above stock split.

On May 31, 2006, American Media Systems Co sold all of the shares of the Company. The share transaction represented a change of control of the Company.

There are no shares subject to warrants, options or other agreements as at June 30, 2006.

NOTE 5 - RELATED PARTY TRANSACTIONS

On June 25, 2006 the Company issued 5,000,000 shares to the President of the Company at $0.02 per share for total consideration of $100,000.

The Company received donated consulting services and contributions from its Predecessor of $18,971 during the period ended June 30, 2006 (2005 - $26,231).

The Company received donated consulting services from one of its officers in the amount of $2,400 during the period ended June 30, 2006 (2005 - $nil).

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have not been any disagreements with the auditor on any audit or accounting issues.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article XI of our Amended and Restated Articles of Incorporation provide for indemnification of our directors, executive officers, employees and agents to the fullest extent permitted by the Utah Revised Business Corporation Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Filing Fee	$ 100
Printing Expenses	400
Accounting Fees and Expenses	4,000
Legal Fees and Expenses	10,000
Registrar and Transfer Agent Fee	500

Total	$ 15,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On June 25th, 2006 we completed an offerings for of 5,000,000 shares of our common stock at a price of $0.02 per share to our president. We completed the offerings pursuant to Regulation S of the Securities Act. The executive officer represented to us that she was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. She represented her intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued in accordance with Regulation S and the transfer agent affixed the appropriate legends. The executive officer had adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted.

ITEM 27. EXHIBITS.

Exhibit Number	Description

3.1*	Articles of Incorporation

3.3*	By-Laws

4.1*	Specimen Stock Certificate

5.1*	Opinion on legality

10.1*	Agency agreement with Brand Specialists LLC

10.2*	Agency agreement with Memories Complete

23.1*	Consent from Conrad Lysiak

23.2	Consent from Vellmer & Chang

99.2*	Subscription agreement

* These documents have been filed with previous SB-2 on July 10, 2006 and have been included by reference.

ITEM 28. UNDERTAKINGS.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act of 1933:

(i) we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii) we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii) we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, Texas on October 2, 2006

Craft College Inc.

Date:	October 2, 2006	By:	PATRICIA CASTILLO

Patricia Castillo, Director and Chief Executive Officer, Chief Financial Officer and principal accounting officer.

Date:	October 2, 2006	By:	DARIO PASSADORE

Dario Passadore Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:
Date:	October 2, 2006	By:	PATRICIA CASTILLO

Patricia Castillo, Director and Chief Executive Officer, Chief Financial Officer and principal accounting officer.

Date:	October 2, 2006	By:	DARIO PASSADORE

Dario Passadore Director